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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Pharmacopeia Drug Discovery, Inc. for the registration of 2,470,000 shares of its common stock and to the incorporation by reference therein of our report dated February 17, 2005, with respect to the financial statements of Pharmacopeia Drug Discovery, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
August 4, 2005

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Consent of Independent Registered Public Accounting Firm